Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Eaton Vance Corp., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”), and the effectiveness of Eaton Vance Corp.’s internal control over financial reporting dated December 19, 2008, appearing in the Annual Report on Form 10-K of Eaton Vance Corp. for the year ended October 31, 2008.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts December 3, 2009